Exhibit 10.18

July 1, 2003

Thomas Barreca
1 Duck Pond Rd
Westport, CT  06880

Dear Tom:

On behalf of World Wrestling Entertainment, Inc., I am pleased to extend the following offer of employment to you.

Title:	SVP, WWE Enterprises

Location:	Corporate Headquarters
1241 East Main Street
Stamford, CT 06902

Department:	WWE Enterprises

Reporting	Linda McMahon
Relationship:	Chief Executive Officer

Start Date:	July 29, 2003

Base Compensation:

$275,000 base salary, which will be paid bi-weekly, in the amount of $10,576.92.  You will be eligible for a salary increase, based upon your performance evaluation, in calendar year 2004.  Our current annual performance review is June 1st.

Sign-on Bonus:

$25,000 less applicable deductions payable on the first pay date following 30 days of employment. If you voluntarily terminate employment with WWE within one year of your date of hire, you must reimburse WWE 100% of your sign-on bonus.  Reimbursement is due within 10 days following last day of employment.

Incentive Bonus:

You are eligible to participate in the WWE Management Incentive Program.  This program is based upon your performance evaluation and achievement of fiscal year company/business unit financial goals.  Currently, the target bonus for your level of position is 30%.  Bonus payments are made after the close of the fiscal year (May 1 – April 30).  You will be eligible for a full-year incentive bonus payment in FY2004.

Stock Options:

You will be granted options to purchase 30,000 shares of Class A Common Stock of World Wrestling  Entertainment, Inc., at an exercise price equal to the closing price on the first day of your employment.  Your stock options will vest over four years according to the following schedule: 25% after the first year and monthly thereafter for the remaining 75%.  A copy of the LTIP will be provided to you on your start date.

Benefits:

You will be eligible for full company benefits on the first day of the month following your date of hire.  Company benefits include: Medical, Dental, Life, LTD and 401(k) plan.  Detailed information regarding the benefits is included in the enclosed offer packet.

Vacation:	1 week vacation and 2 personal days in 2003 and 3 weeks vacation and 3 personal days thereafter. See vacation policy included in the offer packet for more details.

Severance:

If your employment is terminated by World Wrestling Entertainment, Inc. “without cause”, (“cause” is defined as (i) engages in fraud, deceit, misappropriation, embezzlement or theft against WWE or any of its affiliates; (ii) willfully fails to perform specific and lawful instructions; (iii) is convicted, pleads or enters a plea of nolo contendere to a felony), you will receive the following:

a.	During the first year of employment, 12 months salary continuation at your then current rate of base salary;
b.	During the second year of employment and thereafter, 9 months salary continuation at your then current rate of base salary;
c.	All Medical benefits at terms and condition no less favorable than as in effect at the time of your termination for the duration of your salary continuation.

Confidentiality/ Non-Solicitation Agreement:	Enclosed please find a Confidentiality/Non-Solicitation Agreement to be signed and returned to the Human Resources Department.

This offer is contingent upon clear reference and background checks and satisfaction of the Immigration Control and Reform Act requirements. Your employment relationship with WWE, Inc. will be “at will.”  This means that either you or WWE can end your employment at any time, for any reason.

On behalf of World Wrestling Entertainment, Inc., we are very pleased that you have accepted this offer and look forward to you joining our team.  If you have any questions, please do not hesitate to give me a call at (203) 353-5016.

Please fax a signed copy of this letter to my attention by Thursday, July 3rd, 2003.  The fax number is (203) 359-5151.

Sincerely,

NICOLE ZUSSMAN
Vice President, Human Resources

/s/ THOMAS BARRECA	July 3, 2003
Date
Thomas Barreca

3